Exhibit 10.132

SUBORDINATED PROMISSORY NOTE

$           December 31, 2001

          FOR VALUE RECEIVED, the undersigned, Alterra Healthcare Corporation , a Delaware Corporation (the "Company" or " Maker "), hereby promises and agrees to pay to the order of ____________________________________________ (hereinafter referred to as "Payee," which term shall mean the holder at any particular time of this Note), the original principal sum of _______________________________________________ Dollars ($___________), or so much thereof as may be outstanding from time to time, together with interest as hereinafter provided. This Note is one of several Subordinated Promissory Notes (collectively, the "Subordinated Notes") dated the date hereof and issued by Maker pursuant to Section 5 of that certain Settlement Agreement, Mutual Release and Assignment dated as of December 31, 2001, between Maker, Manor Care, Inc., Health Care and Retirement Corporation of America, HCR/Alterra Development, LLC, Margolick Financial Group LP, certain Delaware limited partnerships and the limited partners thereof, including the original Payee hereof (the "Settlement Agreement"). THIS NOTE AND THE OTHER SUBORDINATED NOTES ARE SUBORDINATED AND JUNIOR IN RANKING TO CERTAIN OTHER INDEBTEDNESS OF THE COMPANY IN THE MANNER SET FORTH HEREIN.

          From the date hereof until this Note is paid in full, all principal and all accrued and unpaid interest hereunder, compounded semi-annually as of each July 1 and January 1, shall bear interest at the rate of nine percent (9.0%) per annum (the "Interest Rate"), except that upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), such amounts shall bear interest at the rate of eleven percent (11.0%) per annum, compounded semi-annually as of each July 1 and January 1 (the "Default Rate").

          Subject to any earlier acceleration of this Note, interest accrued during the first two years after the date hereof ("First Two Years Accrued Interest") shall not be payable until the Maturity Date. Commencing on the date which is thirty (30) months after the date hereof, and thereafter on each June 30, and December 31, until the Maturity Date, Maker shall pay to Payee all accrued but unpaid interest hereunder (other than the First Two Years Accrued Interest). On December 31, 2008 (the "Maturity Date"), Maker shall pay to Payee all principal and accrued and unpaid interest hereunder (including the First Two Years Accrued Interest).

          Interest shall be computed based on the premise that a year contains twelve (12) thirty (30) day months and 360 days. Interest for a partial month shall be charged on the actual number of days elapsed.

          The principal and interest on this Note shall be payable in immediately available funds in lawful money of the United States which shall be legal tender for public and private debts at the time of payment. Any payment by other than immediately available funds, which Payee, at its option, elects to accept, shall be subject to collection, and interest shall continue to accrue until the funds by which payment is made are available to Payee for its use.

          All payments hereunder shall be payable to the order of Payee in accordance with the Wiring Instructions on Exhibit A attached hereto and incorporated herein, or at such place, in such manner, and to such person as shall be designated in writing from time to time by Payee. All payments shall be applied first to expenses and fees, then to interest and then to principal.

          This Note may be prepaid in whole or in part at any time without penalty upon no less than five (5) days prior written notice. Partial prepayments shall be applied to principal and shall not postpone the due date of any subsequent payments unless Payee shall otherwise agree in writing.

          If any payment of principal and/or interest is not paid within five (5) days after its due date, Maker agrees to pay to Payee as a late charge, and in addition to the amount of such payment, a sum equal to five percent (5%) of the amount of such delinquent payment.

          Maker promises to pay all costs incurred by Payee in connection with the enforcement of any provision of this Note or any amendment, waiver, modification or supplement hereto, or in the protection of, realization upon, or collection of this Note, or for the enforcement of any guaranty hereof, regardless of whether suit is filed hereon. Such costs shall include, but not be limited to, the reasonable fees and expenses of its outside counsel and, in the case of salaried counsel employed by the Payee, the cost (as reasonably determined by the Payee) of the services of such counsel calculated on an hourly basis.

          In no event shall the amount of interest due or payable hereunder exceed the maximum amount of interest allowed by applicable law or otherwise violate applicable law, and in the event any payment is made which exceeds such maximum lawful amount, then the amount of such excess sum shall be credited as a payment of principal. It is the express intent hereof that Maker shall not pay and Payee shall not receive, directly or indirectly, interest in excess of what may lawfully be paid by Maker under applicable law.

          Maker hereby represents and warrants that the execution and delivery of this Note does not violate any of the terms and provisions of the organizational documents of Maker, or of any agreement, judgment, decree, or other instrument to which Maker is a party, by which Maker is bound, or which binds any of Maker's assets.

          Any of the following shall constitute an "Event of Default" hereunder: (a) Maker's failure to pay any amount due as herein agreed within five (5) days after its due date; (b) the dissolution or termination of existence of Maker; (c) if any representation and warranty of Maker contained herein shall have been untrue when made; (d) the occurrence of any of the following events: (i) Maker makes a general assignment or general arrangement for the benefit of creditors, (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Maker, (iii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Maker and is not dismissed within 90 days, (iv) a trustee or receiver is appointed to take possession of substantially all of Maker's assets and possession is not restored to Maker within 60 days, or (v) substantially all of Maker's assets are subjected to attachment, execution or other judicial seizure which is not discharged within 60 days or (e) default by Maker in payment of amounts due Payee under any other notes held by Payee and originally issued by Maker pursuant to or in connection with the Settlement Agreement. Upon the occurrence of any Event of Default, the entire unpaid balance of this Note or any extension or renewal thereof shall, at the option of the Payee, become immediately due and payable without notice or demand.

Upon the occurrence and during the continuance of an Event of Default, the Payee is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all indebtedness at any time owing by the Payee or any direct or indirect subsidiary of the Payee to or for the credit of the account of the Maker against any and all of the obligations of the Maker now or hereafter existing under this Note or otherwise irrespective of whether the Payee shall have made any demand under this Note and although such obligations may be unmatured. The Payee agrees promptly to notify the Maker after any such set-off and application, provided , that, the failure to give such notice shall not affect the validity of such set-off and application. Although the Payee may in its discretion take any act to confirm, indicate, or otherwise evidence a set-off, such act shall not be deemed to be necessary for an effective set-off. The rights of the Payee under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off), which the Payee may have.

          Except as otherwise expressly set forth herein, the Maker and all endorsers, guarantors, and sureties of this Note (collectively the "Obligors") severally (a) waive all applicable exemption rights, whether under the laws of Delaware or otherwise, and also waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of acceleration, and diligence in collecting this Note, (b) agree to the release of any party primarily or secondarily liable hereon and agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by any party, to first institute suit against any other Obligor, and (c) consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect thereto. THE PLEADING OF ANY STATUTE OF LIMITATIONS AS A DEFENSE TO ANY DEMAND AGAINST THE MAKER OR THE OBLIGORS IS HEREBY EXPRESSLY WAIVED. Any acknowledgment, waiver, new promise, payment of principal or interest or otherwise by any Obligor, with respect to the Obligations hereunder, shall be deemed to be made as agent of each other Obligor for the purposes hereof, and shall, if the statute of limitations in favor of any Obligor against the Payee shall have commenced to run, toll the running of such statute of limitations, and if such statute of limitations shall have expired, prevent the operation of such statute.

          Subordination and Ranking . This Note shall rank (i) subordinate to the Company's Senior Indebtedness (hereinafter defined) to the extent and in the manner provided herein and (ii)  pari passu to the other Subordinated Notes.

          The Company agrees, and each holder of this Note by such holder's acceptance hereof likewise agrees, that the payment of the principal of, premium, if any, and interest on the Note (all of the foregoing, a "Payment or Distribution") is subordinated and junior in right of payment, to the extent and in the manner provided herein, to the prior payment in full in cash of all Senior Indebtedness whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed. A Payment or Distribution shall include any asset of any kind or character, and may consist of cash, securities or other property, by set-off or otherwise, and shall include, without limitation, any purchase, redemption or other acquisition of the Note.

          The Senior Indebtedness of the Company shall continue to be Senior Indebtedness and entitled to the benefit of these subordination provisions irrespective of any amendment, modification or waiver of any term of any instrument relating to refinancing of the Senior Indebtedness. No right of any holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company, the holders of the Subordinated Notes, or the holders of the Senior Indebtedness, or by any noncompliance by the Company, or the holders of the Subordinated Notes with any of the terms, provisions and covenants of the Subordinated Notes, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

          No Payment or Distribution shall be made by the Company on account of principal of, premium, if any, or interest on the Note, whether upon stated maturity, upon redemption or acceleration, or otherwise, or on account of the purchase or other acquisition of the Note, whether upon stated maturity, upon redemption or acceleration, or otherwise, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the acceleration thereof or with respect to the payment of any Senior Indebtedness and (a) such default is the subject of a judicial proceeding or (b) written notice of such default has been given to the Company by any holder or holders of any Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. As of the date of issuance of the Subordinated Notes, such defaults are in existence and have not been cured or waived.

          Upon any acceleration of the principal of any of the Note or any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash, or payment thereof provided for to the satisfaction of the holders thereof, before any Payment or Distribution is made on account of the principal of (and premium, if any) or interest on the Note; and (subject to the power of a court of competent jurisdiction to make other equitable provision, which shall have been determined by such court to give effect to the rights conferred in this Note upon the Senior Indebtedness and the holder hereof with respect to the Note, by a lawful plan of reorganization or readjustment under applicable law) upon any such dissolution or winding up or liquidation or reorganization, any Payment or Distribution by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other company, trust or corporation provided for by a plan of reorganization or readjustment, the payment of which is junior or otherwise subordinate, at least to the extent provided in this Note with respect to the Note to the payment of all Senior Indebtedness at the time outstanding and to the payment of all securities issued in exchange therefor to the holders of the Senior Indebtedness at the time outstanding, and the rights of the holders of Senior Indebtedness of the Company are not altered by such plan of reorganization or readjustment), to which the holder of the Note would be entitled except for the subordination provisions of this Note, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such Payment or Distribution directly to the holders of Senior Indebtedness of the Company or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any Payment or Distribution is made to the holder of the Note.

          In the event that, notwithstanding the foregoing, any Payment or Distribution by the Company of any kind or character, (whether such payment shall be in cash, property or securities) which is prohibited by the foregoing, shall have been made to the holder of the Note before all Senior Indebtedness is paid in full in cash, or provision is made for such payment to the satisfaction of the holders thereof, and if such fact shall have been made known to such holder, then and in such event such Payment or Distribution shall be paid over by such holder or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent Payment or Distribution to or for the holders of such Senior Indebtedness, and, until so delivered, the same shall be held in trust by any holder of the Note as the property of the holders of Senior Indebtedness.

          The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holders of the Subordinated Notes, without incurring responsibility to the holders of the Subordinated Notes and without impairing or releasing the obligations of the holders of the Subordinated Notes to the holders of Senior Indebtedness: (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any person liable in any manner for the collection of Senior Indebtedness; (iv) apply any amounts received to any liability of the Company owing to holders of Senior Indebtedness; and/or (v) exercise or refrain from exercising any rights against the Company and any other person.

          Subrogation of Notes . Subject to the payment in full in cash of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all Senior Indebtedness at the time outstanding, the holders of the Subordinated Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive Payments or Distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal of, premium, if any, and interest on the Subordinated Notes shall be paid in full; and, for the purposes of such subrogation, no Payments or Distributions to the holders of Senior Indebtedness to which the holders of the Subordinated Notes would be entitled except for the subordination provisions of the Subordinated Notes, and no payments over pursuant to the subordination provisions of the Subordinated Notes to the holders of Senior Indebtedness by holders of the Subordinated Notes, shall, as between the Company, the Company's creditors other than holders of Senior Indebtedness, and the holders of the Subordinated Notes, be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the subordination provisions of this Note are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of Senior Indebtedness, on the other hand.

          Nothing contained in this Note is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal of, premium, if any, and interest on the Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, pursuant to this Note of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

          For purposes of the provisions of this Note, the following terms shall have the meaning set forth below:

          " Convertible Indebtedness " means the principal, premium, if any, and interest on the Company's Series A, Series B and Series C 9.75% Convertible Pay-In-Kind Debentures due 2007, the Company's 5.25% Convertible Subordinated Debentures due 2002, the Company's 7% Convertible Subordinated Debentures due 2004, and the Company's 6.75% Convertible Subordinated Debentures due 2006.

          "Indebtedness" as applied to any person, means, without duplication: (i) all indebtedness for borrowed money whether or not evidenced by a promissory note, draft or similar instrument; (ii) that portion of obligations with respect to any lease that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles; (iii) notes payable and drafts accepted representing extensions of credit; (iv) any balance owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; (v) any debt of others described in the preceding clauses (i) through (iv) which such person has guaranteed or for which it is otherwise liable; and (vi) any deferral, amendment, renewal, extension, supplement or refunding of any of the foregoing indebtedness; provided , however , that, in computing the "Indebtedness" of any person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof and at the time of determination of such indebtedness, there shall have been deposited with a depository in trust money (or evidences of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such person.

          " Senior Indebtedness " means the principal, premium, if any, and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness of the Company, whether any such Indebtedness exists as of the date of this Note or shall hereafter be created, incurred, assumed or guaranteed, as may be amended from time to time and any renewals, extensions, refundings, amendments and modifications of any such indebtedness or obligations or of the instruments creating or evidencing such indebtedness or obligations or guarantees, including, without limitation, the Convertible Indebtedness; provided , however , that Senior Indebtedness shall not include (A) Indebtedness owed to a Subsidiary, or, (B) Indebtedness of the Company which is expressly pari passu (such as other Subordinated Notes) or expressly subordinated to this Note.

          " Subsidiary " means with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof).

          This Note is deemed to be a contract under the laws of Delaware (except for the conflict of law provisions thereof) and shall be governed by, and construed in accordance with, the laws of such jurisdiction. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. If any action arising out of this Note is commenced in state or Federal court located in Delaware, each Party signatory hereto hereby consents to the jurisdiction of any such court in any such action and to the laying of venue in Delaware. Any process in such action shall be duly served if mailed by registered mail, postage prepaid, to the Maker at its address given herein or its last known business address, or if otherwise served in accordance with law. Any other notice or demand hereunder may be made by hand delivery or certified or registered mail, return receipt requested, to such address, with the same effect as if delivered in person.

[Signature(s) on next page.]

          IN WITNESS WHEREOF, the undersigned, with full power and authority to do so, intending that this Note shall constitute an instrument under seal, has caused these presents to be executed, delivered, and sealed on the day and year first above written.

WITNESS: /s/ Mark W. Ohlendorf	MAKER: Alterra Healthcare Corporation , A Delaware Corporation By: /s/ Steven Vick Name: Steven Vick Title: President and COO

SCHEDULE OF NOTEHOLDERS

NOTEHOLDER

AMOUNT
Arbor Investments Property Trust	209,966.39
Alice Berlin Revocable Trust	69,988.80
Ann Berman-Feld	17,687.61
Jonathon S. Berman	26,324.21
Madeleine H. Berman Property Trust	16,914.94
Mandell L. Berman L. Property Trust	23,913.82
Jerome S. Bookstein Trust	17,497.20
Miles E. Brasch	34,994.40
Harold Brode Revocable Trust	57,290.00
Mark Brode	13,997.76
Seymour Brode Trust	34,994.40
Harry Burnett and Sallie Charles	13,997.76
Delray Investors, LLC	13,997.76
Dorrell Group, LLC	97,984.32
Irwin and Judith Elson JTWROS	69,988.80
GFC Profit Sharing Plan & Trust	34,994.40
Herbert N. Glass Trust	6,998.88
Ed Goldberg Family Trust	153,975.36
Louis Gordon Trust	34,994.40
Stephen Grand Property Trust	34,994.40
Gregory R. and Susan G. Greenfield	13,997.76
Michael Gutt	13,997.76
David Guz Trust	13,997.76
David Handleman	17,497.20
Paul Harris	21,061.07
Stuart Harris	20,845.40
Robert Herdoiza	34,994.40
Mark Hutton Trust	35,881.85
Stephen B. Hutton	6,998.88
Simon S. Indianer Trust	13,997.76
Wayne Jones	34,994.40
Gerald Katz	27,995.52
Klein Properties	20,996.64
Harley Kripke	69,988.80
Howard J. Leshman Revocable Trust	13,997.76
H. Barry Levine Trust	34,269.38
Michael Maddin Revocable Living Trust	34,994.40
New Wellington Investors, LLC	34,994.40
Arthur S. Nusbaum Revocable Trust	13,997.76
Irving Nusbaum Trust	41,993.28
Robert S. Nusbaum Trust	13,997.76
Ronald S. Plaine Trust	6,399.84
Jack Jay Pomeroy Revocable Trust	13,997.76
Keith Pomeroy Revocable Trust	76,987.68
Emanuel Ravet Revocable Trust	34,994.40
Jay Richman Revocable Living Trust	13,997.76
Pamela Rider	13,997.76
Joseph C. and Susan A. Roebuck	41,993.28
Marvin Rubin Trust	12,469.22
Sandra Rubin Trust	12,469.22
Brenda Saperstein	4,952.36
Merton and Beverly Segal JTWROS	27,995.52
Joel H. Shapiro	79,574.41
Robert S. Sher Trust	17,497.20
Irving S. Stahl Revocable Living Trust	13,997.76
Daniel Stewart Trust	34,994.40
Richard P. Sutkin Trust	6,998.88
Terry and Darlene Taylor	13,997.76
Alexander Topelson	10,498.32
Jorge F. Topelson	10,498.32
Robert Vidal Trust	23,703.76
Eliot M. and Ilene Wolf	6,998.88